Exhibit 99.1

TYME Reports Encouraging SM-88 Clinical Results without Typical Hormone-Related Side Effects in Phase II Study of Patients with Biomarker Recurrent Prostate Cancer

•	SM-88 therapy did not exhibit typical side effects associated with hormonal castration from androgen-deprivation therapy (ADT)

•	87% of patients (20/23) remained free of radiographic progression

•	After 12 weeks, all patients had a decrease in circulating tumor cells (CTCs), a biomarker related to prostate cancer prognosis, with a median decrease of 65%

•	Median Prostate-Specific Antigen (PSA) doubling time improved by 34%

•	SM-88 presentations scheduled for Thursday, February 14 at the 2019 American Society of Clinical Oncology’s (ASCO) Genitourinary Cancers Symposium

SAN FRANCISCO, CA, Feb. 14, 2019 (GLOBE NEWSWIRE) — Tyme Technologies, Inc. (NASDAQ:TYME), an emerging biotechnology company developing metabolic-based cancer therapies, announced encouraging preliminary results from an ongoing Phase II trial of SM-88 in patients with non-metastatic, biochemical-recurrent prostate cancer. Co-authors from Albert Einstein College of Medicine, University of California, San Francisco and elsewhere, will present the data in a poster session today at the 2019 ASCO Genitourinary Cancers Symposium in San Francisco, CA.

“I am encouraged by the reduction in CTCs, which are a well-established and important biomarker in prostate cancer,” said Benjamin A. Gartrell, MD, of Montefiore Medical Center/Albert Einstein College of Medicine, Bronx, NY. “Additionally, side effects typical of androgen-deprivation therapy are not seen with SM-88. This combination of activity without hormone side effects makes SM-88 an appealing agent for further development in prostate cancer.”

As of January 2019, 23 patients were enrolled and included in the preliminary presentation from the ongoing Phase II trial of SM-88 in prostate cancer. Patients entered the trial with rising prostate-specific antigen levels, detectable CTCs and no radiographically detectable metastases. Study duration per protocol was six months, although some patients were granted a waiver to remain on for longer periods. 74% of patients had previously received ADT as therapy for prostate cancer.

Summary of therapeutic activity data

87% of patients (20/23) remained free of any local radiographic progression with median duration of therapy of 6.5 months. All patients remained metastases free, as defined by recent FDA guidelines.

PSA levels generally remained stable during treatment. Median PSA doubling-time, used for assessing disease status in patients with prostate cancer, improved by 34% for patients completing 12 weeks of treatment, from 6.1 months at baseline to 8.2 months. More than half of all patients (12/23) experienced an improvement in PSA doubling time.

After 12 weeks, all patients had CTCs below baseline, with a median decrease of 65%. CTCs generally continued to decrease and remained below baseline for the duration of the SM-88 therapy.

Summary of safety and quality of life data

With a cumulative dosing exposure of 149 months, no drug-related severe or life-threatening adverse events (grade 3 or 4) were observed. The only moderate adverse event (grade 2) possibly-related to SM-88 therapy was fatigue, reported by one patient. The majority of mild adverse events (grade 1) possibly or probably-related to SM-88 therapy were gastrointestinal in nature. No adverse events resulted in dose delay, discontinuation or reduction.

Typical side effects of ADT were generally not observed. The majority of patients who responded to a European Organization for Research and Treatment of Cancer (EORTC) Quality of Life Questionnaire reported that they did not experience issues with depression, hot flashes or enlarged breasts. Sexual interest and function were not meaningfully affected by SM-88 therapy and patients also maintained high (median 6 of 7) overall quality of life scores.

Average testosterone levels increased slightly during the study. Patient weight, EKG QTc, mean arterial pressure, glucose and hematocrit, all of which can be associated with ADT-related side effects, did not appear affected while receiving SM-88 therapy.

“Hundreds of thousands of men in the United States are living with pre-metastatic prostate cancer1, and currently chemical castration is the standard approach to treatment, highlighting the need for medicines that could slow this disease while avoiding the life-impacting side effects” said Steve Hoffman, Chairman and CEO of TYME. “These results are very encouraging and supportive of our other trials in metastatic cancers. We will continue to explore options for the development of SM-88 in prostate cancer when this trial is completed.”

The ASCO GU posters are scheduled to be presented at the Moscone West Building, San Francisco, CA, Thursday, February 14, 2019. The posters are available on our website at (www.tymeinc.com/data-publications).

The posters to be presented include:

Title:	Evaluating non-hormonal therapy in a phase II trial of SM-88 for rising PSA prostate cancer.

Authors:	Benjamin Adam Gartrell[1], Giuseppe Del Priore[2], Alexander G. Vandell[2], Avi S. Retter[3], Wen-Tien Chen[4], Gerald H. Sokol[5], Mack Roach III[6]; (1)Montefiore Medical Center/Albert Einstein College of Medicine, Bronx, NY; (2)Tyme Inc, New York, NY, Morehouse School of Medicine; (3)New York Cancer and Blood Specialists, Bronx, New York; (4)Renaissance School of Medicine at Stony Brook University, Stony Brook, NY; Stony Brook University, Stony Brook, NY; (5)Florida Cancer Institute, Hudson, FL; (6)University of California, San Francisco, San Francisco, CA

Abstract Number: 83
Poster Board: E7
Poster Session A: Prostate Cancer

Title:	Typical hormone deprivation side effects compared to SM-88 therapy for rising PSA.

Authors:	Benjamin Adam Gartrell[1], Giuseppe Del Priore[2], Alexander G. Vandell[2], Avi S. Retter[3], Gerald H. Sokol[4], Mack Roach III[5]; (1)Montefiore Medical Center/Albert Einstein College of Medicine, Bronx, NY; (2)Tyme Inc, New York, NY, Morehouse School of Medicine; (3)New York Cancer and Blood Specialists, Bronx, New York; (4)Florida Cancer Institute, Hudson, FL; (5)University of California, San Francisco, San Francisco, CA

Abstract Number: 79
Poster Board: E3
Poster Session A: Prostate Cancer

The SM-88 Phase II prostate results are from an investigational study. SM-88 is an investigational therapy that is not approved for the treatment of patients with prostate cancer.

About Advanced Prostate Cancer

Prostate cancer is the most common malignancy in men, projected to account for approximately 31,000 deaths in the United States in 2019.2 Approximately 15% of men with prostate cancer present with metastatic disease, and 20% to 30% of men with localized disease treated with definitive local therapy subsequently develop metastatic disease. While the vast majority of patients with metastatic disease demonstrate a transient response to androgen deprivation, eventually all patients develop hormone refractory prostate cancer (HRPC) and virtually all prostate cancer deaths are due to the development of metastatic HRPC.3 While chemotherapy regimens have shown a modest survival advantage in HRPC patients, median survival remains approximately 19 months,4,5 and not all patients are candidates for chemotherapy.

About SM-88

SM-88 is an oral investigational therapy that utilizes a proprietary dysfunctional tyrosine derivative to interrupt the metabolic processes of cancer cells, breaking down the cells’ key defenses and leading to cell death through oxidative stress and exposure to the body’s natural immune system. Clinical trial data have shown that SM-88 has demonstrated encouraging results across 15 different cancers, including pancreatic, lung, breast, prostate and sarcoma cancers without serious (grade 4 or 5) adverse events.

About Tyme Technologies

Tyme Technologies, Inc., is a clinical-stage biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system. For more information, visit www.tymeinc.com. Follow us on social media: @tyme

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidate SM-88 and its clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” or “anticipates,” and similar words (including their use in the negative) or by discussions of future matters such as the development and potential commercialization of our lead drug candidate and of other new products, expected releases of interim or final data from our clinical trials, possible collaborations, the timing, scope and objectives of our ongoing and planned clinical trials and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of TYME’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, that the information is of a preliminary nature and may be subject to change; uncertainties inherent in research and development, including the ability to achieve clinical study start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final Phase II data may differ from prior study data or preliminary Phase II data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; competitive developments; and the factors described in the section captioned “Risk Factors” of TYME’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 13, 2018, as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission (available at www.sec.gov).

The information contained in this press release is as of its release date and TYME assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

[1]	https://seer.cancer.gov/statfacts/html/prost.html
[2]	American Cancer Society. Key Statistics for Prostate Cancer. Available at https://www.cancer.org/cancer/prostate-cancer/about/key-statistics.html. Accessed February 2019.
[3]	Vogelzang N: One hundred thirteen men with prostate cancer died today. J Clin Oncol 14::1753,1996-1755
[4]	Tannock IF, deWit R, Berry WR, et al: Docetaxel plus prednisone or mitoxantrone plus prednisone for advanced prostate cancer.

N Engl J Med 351::1502,2004-1512

[5]	Petrylak D, Tangen CM, Hussain MH, et al: Docetaxel and estramustine compared with mitoxantrone and prednisone in hormone refractory prostate cancer. N Engl J Med 351::1513,2004-1520,

Contact

Ashley R. Robinson

LifeSci Advisors, LLC

617-535-7742

arr@lifesciadvisors.com

Source: Tyme Technologies, Inc.